Exhibit 10.14
AMENDMENT AND RESTATEMENT OF LETTER AGREEMENT
     THIS AMENDMENT AND RESTATEMENT, dated and effective as of December 22, 2009, by and among Ensco International Incorporated (hereinafter referred to as the “Company”) and William S. Chadwick, Jr. (hereinafter referred to as the “Executive”).
W I T N E S S E T H:
     WHEREAS, on March 1, 2006, the Company and the Executive entered into a Letter Agreement effective as of January 1, 2006 (the “Letter Agreement”) pursuant to which the Executive will be entitled to a specified severance payment in the event of his involuntary termination other than for cause, or his actual or constructive termination other than for cause within two years following a change in control of the Company; and
     WHEREAS, the Company and the Executive desire to amend and restate the Letter Agreement in order to clarify the intended meaning of (i) “change in control” within the meaning of the Letter Agreement, and (ii) other provisions of the Letter Agreement as provided herein;
     NOW, THEREFORE, in consideration of the mutual premises and the covenants herein contained, the Company and the Executive hereby agree to amend and restate the Letter Agreement in its entirety to read as follows:
1. Term. The Letter Agreement became initially applicable for a four-year term that commenced January 1, 2006 to coincide with the effective date of the Executive’s appointment as Executive Vice President-Chief Operating Officer of the Company (the “Term”). The Term shall be subject to annual one-year extensions unless terminated in writing by the Company at least one year prior to the scheduled expiration of the Term.
2. Severance Payment Upon Involuntary Termination. The Executive shall be entitled to a lump sum severance payment from the Company of an amount equal to two times the sum of his most recent annual base salary from the Company and the target bonus for the current year under the Ensco International Incorporated 2005 Cash Incentive Plan (the “2005 ECIP”), or a successor plan, in the event his employment is involuntary terminated during the Term by the Company other than by reason of gross negligence, malfeasance, breach of fiduciary duty, or like cause (“For Cause”). The Company shall make the severance payment under this Section 2 to the Executive not later than the March 15th of the calendar year immediately following the calendar year in which his employment is involuntarily terminated.
3. Severance Payment and Other Rights Upon Certain Termination Following a Change in Control. In the event the employment of the Executive is actually or constructively terminated during the Term other than For Cause within two years following a Change in Control of the Company, the Executive shall be entitled to (i) a lump sum severance payment from the Company of an amount equal to three times the sum of his most recent annual base salary from the Company and the target bonus for the current year under the 2005 ECIP, or a successor plan, and (ii) full vesting of all outstanding equity (restricted stock and options) awards.

     For purposes of this Letter Agreement, a “Change in Control” of the Company shall mean the occurrence of any of the following events: (a) a change in the ownership of the Company, which occurs on the date that any one person, or more than one person acting as a group, acquires ownership of stock of the Company that, together with stock held by such person or group, constitutes more than 50% of the total voting power of the stock of the Company, or (b) a majority of the members of the Board of Directors of the Company (the “Board”) is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board prior to the date of the appointment or election; provided, however, a Change in Control of the Company shall not be deemed to have occurred by virtue of the consummation of any transaction or series of related transactions immediately following which the record or beneficial holders of the voting stock of the Company immediately before such transaction or series of transactions continue to have a majority of the direct or indirect ownership in one or more entities which, singly or together, immediately following such transaction or series of transactions, either (i) own all or substantially all of the assets of the Company as constituted immediately prior to such transaction or series of transactions, or (ii) are the ultimate parent with direct or indirect ownership of all of the voting stock of the Company after such transaction or series of transactions.
     The Company shall make the severance payment under this Section 3 to the Executive on the date which is the sixth-month anniversary of the date on which his employment is actually or constructively terminated. If the Executive becomes entitled to the severance payment under this Section 3, he shall not be entitled to a severance payment under Section 2.
     IN WITNESS WHEREOF, the Company, acting by and through its duly authorized officers, and the Executive have caused this amendment and restatement of the Letter Agreement to be executed on the date first above written.

ENSCO INTERNATIONAL INCORPORATED
/s/ Cary A. Moomjian, Jr.
By: Cary A. Moomjian, Jr.
Its: Vice President

/s/ William S. Chadwick, Jr.
William S. Chadwick, Jr.

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